SUB-ITEM 77C: SUBMISSION OF MATTERS TO A
VOTE OF SECURITY HOLDERS
FEDERATED PREMIER INTERMEDIATE MUNICIPAL
INCOME FUND

An Annual Meeting of Fund shareholders (Common
Shares and Preferred Shares) was held on September
14, 2012. On June 29, 2012, the record date for shareholders voting at the meeting, there were 6,973,662 total outstanding shares. The following item was considered by shareholders and the results of their voting are listed below. Unless otherwise noted, each matter was approved.
ELECTION OF TWO CLASS III TRUSTEES -
COMMON SHARES AND PREFERRED SHARES:
1. Charles F. Mansfield, Jr.

For
   Withheld
   Authority
   to Vote

5,808,462

   102,441
2. John W. McGonigle

For
   Withheld
   Authority
   to Vote

5,804,867

   106,035


An Annual Meeting of Fund shareholders (Preferred
Shares) was held on September 14, 2012. On June 29,
2012, the record date for shareholders voting at the meeting, there were 1,676 total outstanding shares. The following item was considered by shareholders and the results of their voting are listed below. Unless otherwise noted, each matter was approved.
ELECTION OF TWO TRUSTEES - PREFERRED
SHARES ONLY:
1. Peter E. Madden

For

   Withheld
   Authority
   to Vote

1,674

   0

2. John S. Walsh

For

   Withheld
   Authority
   to Vote

1,674

   0

The following Trustees of the Fund continued their terms as Trustees of the Fund: J. Christopher Donahue, Nicholas P.
Constantakis, John F. Cunningham, Maureen Lally-Green, and
Thomas M. O'Neill.









The Definitive Proxy Statement for this Annual Meeting was filed with the Securities and Exchange Commission on July 20, 2012, and is incorporated by reference. (File
No. 811-21249)




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